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                                                                   Exhibit 10.14

                                                                  Execution Copy

                            ASIA GLOBAL CROSSING LTD.
                     11150 Santa Monica Boulevard, Suite 400
                              Los Angeles, CA 90025

March 5, 2003

Global Crossing Ltd. (in provisional liquidation)
Seven Giralda Farms
Madison, New Jersey  07940

Ladies and Gentlemen:

     This letter agreement (hereinafter referred to as this "Settlement Agreement") sets forth the mutual agreement of Asia Global Crossing Ltd. (in provisional liquidation) ("AX") and Global Crossing Ltd. (in provisional liquidation) ("GX") to engage in certain transactions (the "Transactions") more specifically described herein. Each of AX and GX may hereinafter be referred to as a "Party" and, together, as the "Parties".

     1. Incorporation of Term Sheet. The terms and conditions of the Transactions shall encompass those set forth herein (including the Schedules hereto) and in the term sheet (including the Schedules thereto) annexed hereto as Exhibit A and made a part hereof (the "Term Sheet"). References herein to this Settlement Agreement shall include such Term Sheet.

     2. Access; Ongoing Services.

Following execution and delivery of this Settlement Agreement by the Parties, and provided that the other party (the "Receiving Party") is in material compliance with its obligations hereunder, each Party (the "Providing Party") agrees to provide or cause to be provided to the authorized employees or representatives of the Receiving Party (the "Designated Receiving Individuals") the information, transition services and access (collectively, the "Transition Services") described in and in the manner and timeframes provided for under Schedules I-A and I-B hereto (collectively, the "Schedules") and the last paragraph of this Section 2. The Receiving Party agrees that (i) the Transition Services shall be no broader (but, consistent with the requirements set out in the Schedules and the last paragraph of this Section 2, may be narrower) than the type of information, services and access (the "Pre-Settlement Services") that the Providing Party provided or made available or caused to be provided or made available to the Receiving Party or its subsidiaries immediately prior to the execution and delivery of this Settlement Agreement (it being acknowledged and agreed, however, that, in the event there is a perceived conflict between
(x) the delivery, service and/or access obligations of the Parties under the Schedules and the last paragraph of this Section 2, on the one hand, and (y) the course of conduct between the Parties immediately prior to the date of this Settlement Agreement in respect of the delivery of and/or access to Pre-Settlement Services, on the other hand, the terms of and requirements under the Schedules and the last paragraph of this Section 2 shall prevail and control), (ii) it will use the Transition Services solely for legally-permissible business purposes, (iii) other than to the extent necessary to effectuate the obligations of the Parties under the Schedules and the last paragraph of this Section 2 (and, in each such case, only until the earlier of (A) April 15, 2003 and (B) the date upon which (I) the transactions contemplated by the AX Purchase Agreement (as defined below) are consummated and (II) the rights set forth in the next succeeding parenthetical are not both secured and then in effect), under no circumstances will it utilize the Providing Party's software for any purpose, including, but not limited to, accessing the Providing Party's information systems (it being acknowledged and agreed, that, following the execution and delivery of this Settlement Agreement by the Parties hereto, the Providing Party shall, at the Receiving Party's reasonable expense, reasonably cooperate and assist the Receiving Party in obtaining the right to use such software or substantially similar software during the period (if any) between the consummation of the AX Purchase Agreement and April 15, 2003, including, without limitation, by virtue of (i) GX or AX securing an arrangement with or other accommodation from the

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current third-party licensor or a separate license arrangement between such licensor and the Receiving Party or the applicable affiliate thereof, and (ii) the licensing of software owned outright by the Providing Party on terms that reflect the Parties' mutual agreement on fair market value thereof), (iv) the Providing Party shall not be obligated to provide the access rights described under the Schedules to the Receiving Party after the expiration of the time periods referred to therein (it being understood and agreed that the Providing Party shall not, under any circumstances, be obligated to provide the Receiving Party with access to the Providing Party's systems after April 15, 2003), (v) the Receiving Party acknowledges and agrees that, provided that the Providing Party is otherwise complying with its obligations set forth in this Section 2 (including, without limitation, the third and fourth sentences hereof) and the Schedules, the Providing Party shall not be in breach of this Settlement Agreement as a result of its inability to complete the performance of any of its obligations under the Schedules by any target date referred to therein, (vi) should the Transition Services be made available in an electronic format, it will cause its Designated Receiving Individuals to refrain from accessing any information other than that which is specifically referred to in the Schedules and the last paragraph of this Section 2, (vii) the Providing Party shall have the right to monitor the Receiving Party's compliance with its obligations hereunder through the use of electronic or other reasonable means and (viii) in the event that the Providing Party makes a reasonable determination that the Receiving Party has failed to materially comply with its obligations under this
Section 2, it shall have the right to pursue any and all of its legal remedies, which shall include, but not be limited to, the right to immediately terminate without notice the Receiving Party's right and ability to access any and all of the Transition Services. The Parties shall use commercially reasonable efforts to complete the Transition Services no later than April 15, 2003 (it being acknowledged and agreed by the Parties that, notwithstanding the use of such commercially reasonable efforts, the Transition Services may not be completed by such date). With respect to Transition Services which are not completed by April 15, 2003, the Providing Party, subject to subparagraph (iv) of the second sentence of this Section 2, shall continue to perform and provide the Transition Services until the earlier of (i) their completion and (ii) the date on which the Receiving Party is either no longer cooperating with respect to the reception of, or capable of receiving, such Transition Services, in either case for a material period of time (it being acknowledged and agreed that (x) good faith disagreement regarding the terms of the Transition Services shall not constitute a lack of cooperation and (y) inability to receive a Transition Service due to interference from a third party or waiting on a third party to perform a service or provide an item shall not constitute incapability of receiving the applicable Transition Service, provided, that the Receiving Party continues to use commercially reasonable efforts to resolve such interference or delay with respect to receipt of such service or item). In furtherance, and not in limitation, of the foregoing sentence, from and after the date upon which the Providing Party, pursuant to item (iv) above and under the Schedules, is no longer obligated to provide the Receiving Party access to its systems, the Providing Party will, notwithstanding the lapse of such access rights, (i) reasonably cooperate with and assist the Receiving Party to ensure that the Transition Services provided to the Receiving Party hereunder are complete, accurate and in a format reasonably accessible by the Receiving Party, in each case in all material respects, (ii) promptly remedy any failure by it to provide the Transition Services (including without limitation the transition of functions and network services related thereto) by the applicable target delivery date and (iii) promptly cure or correct any material defects or inaccuracies with respect to the Transition Services which are reasonably attributable to it.

Subsequent to the completion of the Providing Party's obligations set forth in the immediately preceding paragraph, the Providing Party shall, upon written request of the Receiving Party and within a reasonable period of time subsequent to the receipt of such request, destroy the information component of the Transition Services (or, in the case of information to be destroyed by AX upon the written request of GX pursuant to this paragraph, the equivalent of such information component); provided, that (i) the written request referred to above identifies in reasonable detail the information to be destroyed, (ii) the Providing Party determines, in its reasonable discretion, that it is legally permitted to destroy such information and (iii) the Providing Party be permitted to retain any such information to the extent that either (A) it determines, in its reasonable discretion, that such information consists of historical financial information the access to which it believes in good faith may be needed in order to fulfill its obligations under applicable law or (B) its independent auditors reasonably determine that such information should be retained. In the event a Providing Party is permitted, pursuant to the foregoing sentence, to retain the information component of any of the Transition Services following completion of the transition and delivery obligations under the Schedules, such Providing Party shall under no circumstances use or

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otherwise apply such information component of the Transition Services to compete with or otherwise solicit customers of the Receiving Party or its affiliates. Further, during any intervening period between the execution and delivery of this Settlement Agreement by the parties hereto and the execution and delivery of each of the Definitive Agreements (defined below) by the parties thereto, including without limitation the Transition Agreement (defined below), and subject to the limitations provided for elsewhere herein, including, but not limited to, the requirement that AX is in material compliance with its obligations hereunder, GX agrees to provide to and perform for and on behalf of AX and its subsidiaries the Interim Services (as such term is referred to in the Term Sheet)(in each case to the same extent, in all material respects, with respect to quality and quantity and on the same pricing terms) relating to the operations of AX and its subsidiaries that GX provided to and performed for and on behalf of AX and its subsidiaries immediately prior to the execution and delivery of this Settlement Agreement by the parties hereto. The Parties acknowledge and agree that, following April 15, 2003 and until such time as each of the Definitive Agreements has been executed and delivered, GX will include within the Interim Services it is otherwise obligated hereunder to provide to AX or the applicable subsidiary of AX the functions and services which shall have been otherwise lost or rendered unavailable to AX or such subsidiary by virtue of the loss of access rights contemplated under item (iv) of the second sentence of the first paragraph of this Section 2.

In addition to the items set forth on the Schedules, the Transition Services shall include: (i) transfer of all data (held on documents and systems) and physical assets relating to AX's systems which have been identified on the Schedules; (ii) transition of all functions to AX currently provided by GX under the Interim Services that AX requests in writing to GX it desires to have transferred to it, including establishing new operating procedures for interface on matters including, but not limited to, provisioning, troubleshooting and fault management, quoting and inquiries on service, product and capacity availability; and (iii) separation of all networks, including the establishment of appropriate demarcations, NNIs and other interfaces that control each Party's access and visibility to the other party's network. To the extent any item in the Schedules or this paragraph requires further elaboration of the steps required in order to accomplish the stated goal (as set forth in the Schedules and this paragraph), the Parties shall reasonably cooperate and negotiate in good faith to promptly develop such steps and implement the same.

     3. Definitive Agreements. The Parties shall negotiate in good faith and use commercially reasonable efforts to enter into (i) a Master Services Agreement,
(ii) a Carrier Services Agreement, (iii) an Amendment to Marine Repair and Maintenance Services Agreement, (iv) a Transition and Separation Agreement (the "Transition Agreement") and (v) a Capacity Purchase Agreement, in each case documenting, based on and encompassing the terms and conditions set forth in the Term Sheet (collectively, the "Definitive Agreements") (regardless of whether or not the Term Sheet specifically references each of the foregoing agreements by name or specifically designates which term belongs in which agreement).

     4. Timing.

          (a) In General. The Parties shall negotiate in good faith and use commercially reasonable efforts to effectuate the Transactions in the time and manner contemplated in this Settlement Agreement. In addition, each Party acknowledges and agrees that, (i) other than to the extent required under or in connection with the performance of its obligations set forth in the first paragraph of Section 2, the Phase I Payment Obligation (as such term is defined in the Term Sheet) or as necessary (as determined by each Party in good faith) in connection with the initial preparation of the Definitive Agreements, neither Party shall be required to disclose, exchange or otherwise transfer any assets, whether tangible or intangible, to the other Party prior to the Final Effective Date, and (ii) provided that the other Party satisfies its obligations referred to in the immediately preceding sentence and Section 3, such other Party shall not be deemed in breach of this Settlement Agreement as a result of its inability to negotiate and execute any Definitive Agreement by the applicable 'target date' referred to in this Settlement Agreement (it being understood, however, that any such failure to meet a target date shall in no event relieve or release either Party of or from, respectively, its obligations hereunder to negotiate in good faith and use commercially reasonable efforts to effectuate the Transactions (including in

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               respect of the execution of the Definitive Agreements), which obligations shall continue notwithstanding any frustration of the applicable target date).

          (b) Regarding Settlement Agreement Motion. Each Party shall file a motion with its respective U.S Bankruptcy Court seeking approval of this Settlement Agreement by no later than March 7, 2003 (the "Motion Filing Date"). In addition, in the event that (i) the AX Provisional Effective Date or GX Provisional Effective Date (as such terms are defined below), as the case may be, has not occurred by March 31, 2003 or (ii) the AX Effective Date or GX Effective Date (as such terms are defined below), as the case may be, has not occurred by April 11, 2003 (March 31, 2003 or April 11, 2003, as the case may be, the "Unilateral Termination Right Date"), GX, in the case of the AX Provisional Effective Date or AX Effective Date, as the case may be, not occurring by such respective date, and AX, in the case of the GX Provisional Effective Date or GX Effective Date, as the case may be, not occurring by such respective date, shall have the right (the "Termination Right"), without any actions required of it other than the delivery of written notice to the other Party, to cause the Parties to be restored to the status quo ante as of the day immediately preceding the date of execution of this Settlement Agreement as though this Settlement Agreement was never executed and the terms hereof (including without limitation under Sections 3, 4(a) and 5 and "Phase I" of the Term Sheet) never effectuated, provided, however, that (i) such Termination Right must be exercised within thirty (30) days of its vesting by the distribution of written notification to the other Party within such period, and (ii) the provisions of the following sentence of this Section 4(b) and Sections 7 and 8 shall survive any exercise of the foregoing Termination Right by either Party. Further, in the event the Parties are restored to the status quo ante in accordance with the foregoing or the following sentence or
               Section 9, each Party (regardless of which Party caused such restoration) shall have the unconditional, unilateral right (other than with respect to (i) payment obligations under the Definitive Agreements which were incurred but not paid prior to the date of the restoration of the status quo ante and (ii) performance obligations under the Definitive Agreements which were paid for in advance under the Definitive Agreements but not performed prior to the date of the restoration of the status quo ante) to immediately terminate each Definitive Agreement then in effect to which it is a Party, regardless of the terms thereof. Notwithstanding anything stated herein to the contrary, (x) both Parties shall use commercially reasonable efforts to secure their respective Approval Orders (as defined below) and (y) provided that it has satisfied its obligations set forth in sub-paragraph
               (x) above, either Party shall have the right to exercise the Termination Right in the event that the Final Effective Date (as defined below) shall not have occurred on or before April 30, 2003 (the "Mutual Termination Right Date") (it being understood that an exercise of the Termination Right by either Party under the foregoing circumstance shall have the same effects and consequences, and afford each Party the same rights, duties and obligations, as provided under the second and third sentences of this Section 4(b)).

               As used herein, the following terms shall have the following meanings:

                    (i) "Bankruptcy Court" shall mean, the United States Bankruptcy Court for the Southern District of New York having jurisdiction over the procedurally consolidated cases under chapter 11 of the Bankruptcy Code of AX and its debtor subsidiaries (as such term is defined in Section 5 below) and GX and its debtor subsidiaries as the case may be.

                    (ii) "Bankruptcy Code" shall mean title 11 of the United
                         States Code.

                    (iii) "Approval Order" shall mean an order of the Bankruptcy
                         Court in a form reasonably satisfactory to both Parties approving and authorizing the execution and performance of this Settlement Agreement by the Parties.

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                    (iv) "AX Provisional Effective Date" shall mean the date on which an Approval Order is obtained by AX in its chapter 11 case.

                    (v) "AX Effective Date" shall mean the date on which an Approval Order obtained by AX in its chapter 11 case becomes a Final Order.

                    (vi) "GX Provisional Effective Date" shall mean the date on which an Approval Order is obtained by GX in its chapter 11 case.

                    (vii)"GX Effective Date" shall mean the date on which an
                         Approval Order obtained by GX in its chapter 11 case becomes a Final Order.

                    (viii)"Final Order" shall mean an order, ruling or judgment of a court of competent jurisdiction (a) that is in full force and effect, (b) that is not stayed, (c) as to which the time to appeal, petition for certiorari, or move for reargument or rehearing has expired, and no appeal, petition for certiorari, or other proceedings for reargument or rehearing shall then be pending, and
                         (d) is no longer subject to review, reversal, modification or amendment by appeal or writ of certiorari; provided, however, than an order will be deemed a Final Order notwithstanding the filing of a motion under Rule 59 or Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Federal Rules of Bankruptcy Procedure or other applicable rules.

                    (ix)"Final Effective Date" shall mean the date on which the
                         Approval Orders obtained by AX and GX are both Final Orders.

     5. Mutual Limited Release of Claims. (a) Subject to subsections (d) and (e) of this Section 5, as of the Final Effective Date, GX, on behalf of the GX Entities (defined below) (i) fully and finally irrevocably, absolutely and unconditionally releases, acquits and forever discharges AX (including the chapter 11 estate of AX) and its subsidiaries, successors and assigns (provided that with respect to its successors and assigns, only in their respective capacities as such) from any and all Claims (defined below) the GX Entities may now have, own, hold or have a right or claim to or under or ever had, owned, held or had a right or claim to or under or may hereafter have, own, hold or have a right or claim to or under against or in respect of AX (including the chapter 11 estate of AX) or such subsidiaries, successors or assigns, (ii) covenants and agrees that the GX Entities will not make or bring any claim against or sue AX (including the chapter 11 estate of AX) or any of its subsidiaries, successors or assigns (provided that with respect to its successors and assigns, only in their respective capacities as such), in connection with or based on any Claim, and (iii) acknowledges that it is aware that it may discover facts in addition to or different from those which it now knows or believes to be true with respect to the Claims, but that it is its intention to hereby fully, finally and forever release all such Claims. In furtherance of such intention, the releases given herein shall be and shall remain in effect as full and complete releases, notwithstanding the discovery or existence of any such additional or different facts.

     (b) Subject to subsections (d) and (e) of this Section 5, as of the Final Effective Date, AX, on behalf of the AX Entities (defined below) (i) fully and finally irrevocably, absolutely and unconditionally releases, acquits and forever discharges GX (including the Chapter 11 Estate of GX) and its subsidiaries, successors and assigns (provided that with respect to its successors and assigns, only in their respective capacities as such), from any and all Claims the AX Entities may now have, own, hold or have a right or claim to or under or ever had, owned, held or had a right or claim to or under or may hereafter have, own, hold or have a right or claim to or under against or in respect of GX (including the Chapter 11 Estate of GX) or such subsidiaries, successors or assigns, (ii) covenants and agrees that the AX Entities will not make or bring any claim against or sue GX (including the Chapter 11 estate of GX) or any of its subsidiaries, successors or assigns (provided that with respect to its successors and assigns, only in their respective capacities as such), in connection with or based on any Claim, and (iii) acknowledges that it is aware that it may discover facts in addition to or different from those which it now knows or believes to be true with respect to the Claims, but that it is its intention to hereby fully, finally and forever release all such Claims. In furtherance of such intention, the releases given herein shall be and shall remain in effect as full and complete releases, notwithstanding the discovery or existence of any such additional or different facts.

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     (c) In furtherance, but not in limitation of Sections 5(a) and 5(b) above, as of the Final Effective Date all agreements and arrangements (including without limitation all non-competition, exclusivity and non-solicitation provisions contained therein of any kind or nature whatsoever) between AX and GX or their respective subsidiaries existing or in effect as of the date of this Settlement Agreement (other than this Settlement Agreement and the Definitive Agreements) shall be automatically terminated and of no further force or effect.


     (d) For purposes of clarifying and limiting the scope of this Section 5, each Party acknowledges and agrees that the terms of this Section 5, and the releases and discharges contained herein, shall in no way or manner release, discharge, affect, apply to, limit or diminish, or constitute a covenant or agreement not to bring any claim or suit with respect to (i) any successor or assign of a Party who is a natural person, (ii) in the case of the AX Entities, any Claim an AX Entity may now have, own, hold or have a right or claim to or under or ever had, owned, held or had a right or claim to or under or may hereafter have, own, hold or have a right or claim to or under against or in respect of any past or current attorneys, representatives, officers, directors, agents and employees of an AX Entity or a GX Entity, and (iii) in the case of the GX Entities, any Claim a GX Entity may now have, own, hold or have a right or claim to or under or ever had, owned, held or had a right or claim to or under or may hereafter have, own, hold or have a right or claim to or under against or in respect of any past or current attorneys, representatives, officers, directors, agents and employees of an AX Entity or a GX Entity.

     (e) This Section 5 and the releases, discharges, covenants and other agreements contained herein shall in no way or manner release, discharge, affect, apply to, limit or diminish (i) rights, duties, obligations and claims arising under this Settlement Agreement or the Definitive Agreements, (ii) Claims by a Party that the other Party or a subsidiary, successor or assign thereof has materials, information, data or other property (tangible or intangible) in its possession or under its control which should be returned or otherwise restored to the claiming party and (iii) Claims against Pacific Crossing Ltd., SCS (Bermuda) Ltd., PC Landing Corp., Pacific Crossing UK Ltd. or PCL Japan Ltd.

     (f) For purposes of this Settlement Agreement, the following terms shall have the following meanings:

          "affiliate" means (subject to Section 13(j)), with respect to the Person specified, a Person that, directly or indirectly (through one or more intermediaries), controls, is controlled by or is under common control with such Person. For purposes of this Agreement, the term "control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Further, for purposes of this Agreement, under no circumstances will an officer, director or employee of AX or GX (past or current) be deemed an "affiliate" of AX or GX, as the case may be.

          "AX Entities" means AX (including the chapter 11 estate of AX) and its past and current (for purposes of this Section 5, "current" meaning as of the date of this Agreement) subsidiaries and its and their respective past and current (i) subsidiaries, (ii) successors and (iii) assigns.

          "Claims" means any and all claims, demands, obligations, actions, causes of action, debts, liabilities, costs, expenses, losses, promises, agreements, controversies, rights and damages relating to or arising from facts, circumstances or events existing or occurring at any time prior to or on the date of this Settlement Agreement, in each case under any legal theory, including without limitation under law (including bankruptcy law), contract, tort, equity, or otherwise, and of every kind and nature whatsoever, whether currently known or unknown, foreseen or unforeseen, suspected or unsuspected, or asserted or unasserted.

          "GX Entities" means GX (including the chapter 11 estate of GX) and its past and current subsidiaries and its and their respective past and current
     (i) subsidiaries, (ii) successors and (iii) assigns.

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          "Person" means any individual, corporation, partnership (limited or general), limited liability company, trust, association, governmental authority or any other entity.

          "subsidiary" means (subject to Section 13(j)) any and all corporations, partnerships (limited or general), limited liability companies, joint ventures, associations and other entities controlled by the Person specified, directly or indirectly through one or more intermediaries.

     6. Withdrawal of Notices. On the Final Effective Date, each GX Entity and AX Entity, as the case may be, shall automatically be deemed to have withdrawn any default notices and payment requests previously issued to, in the case of the GX Entities, AX or any subsidiary, successor or assign (provided that with respect to its successors and assigns, only in their respective capacities as such) thereof and, in the case of the AX Entities, GX or any subsidiary, successor or assign thereof (provided that with respect to its successors and assigns, only in their respective capacities as such), in each case through the date of this Settlement Agreement and, in each case, including, for the avoidance of doubt, any proof of claim filed in their respective chapter 11 cases without any further action by either Party.

     7. Confidentiality. None of the Parties hereto shall, and each Party shall cause its subsidiaries, and the directors, officers, and employees of such Party not to, without the consent of the other Party, disclose either the existence of this Settlement Agreement or any of its terms or substance, except to its affiliates, and to the directors, officers, agents, representatives (including attorneys, accountants and financial advisors), and employees of such Party and its affiliates who are directly involved in the consideration of this matter and are advised of its confidential nature and agree similarly to keep it confidential, until such time as the Parties seek approval of this Settlement Agreement in their respective chapter 11 cases. Notwithstanding the foregoing, following either the filing of papers seeking approval of this Settlement Agreement in either of the chapter 11 cases of AX or GX or the issuance of a press release approved by all of the Parties with respect to the Transactions, the foregoing confidentiality obligations shall be inoperative only with respect to the information contained in such papers or press release, as applicable. The obligations of the Parties pursuant to this Section 7 and the obligations of the Parties pursuant to any existing confidentiality agreement between the Parties are independent and separate obligations, and this Section 7 is not intended to modify or supersede the obligations of the Parties under any such agreement. Notwithstanding the foregoing, the Parties shall be permitted to disclose the provisions of this Settlement Agreement to (i) the statutory creditors committees in their respective chapter 11 cases, (ii) the Investors (as defined below), (iii) the JPLs (as defined below), and (iv) in the case of GX, the representatives of its prepetition bank lenders, in each case together with their directors, officers, agents, representatives (including attorneys, accountants and financial advisors) and employees who are directly involved in the consideration of this matter and are advised of its confidential nature and agree to similarly keep it confidential.

     8. Expenses. The Parties will pay their respective expenses (including fees and expenses of legal counsel) in connection with the Transactions, regardless of whether the Transactions are consummated, except as otherwise provided in the Term Sheet.

     9. Binding Agreement. (a) Subject to (i) the approval hereof by the JPLs and Investors, (ii) the occurrence of the Final Effective Date, and (iii) the execution of the Investor Letter Agreement (defined below) in accordance with the terms set forth in the next succeeding paragraph, it is understood and agreed by the Parties hereto that this Settlement Agreement constitutes the legally binding and fully enforceable agreement of the GX Entities and the AX Entities as to the matters set forth herein. In the event that (i) the Bankruptcy Court does not approve this Settlement Agreement in accordance with the terms of Section 4(b) on or before the Mutual Termination Right Date, (ii) any JPL or Investor does not approve this Settlement Agreement on or before the Motion Filing Date or (iii) neither all of the AX Investors, on the one hand, nor all of the GX Investors, on the other hand, execute the Investor Letter Agreement on or before March 31, 2003, either Party may immediately thereafter exercise the Termination Right described under the second sentence of Section 4(b) (it being understood that an exercise of the Termination Right by either Party under the foregoing circumstance shall have the same effects and consequences, and afford each Party the same rights, duties and obligations, as provided under the second and third sentences of Section 4(b) above). Notwithstanding anything contained in this Settlement Agreement to the contrary (including without limitation this Section 9(a)), the Phase I Payment Obligation constitutes a legally binding and fully

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enforceable agreement of the Parties, regardless of whether or not the Final
Effective Date has occurred prior to such Phase I Payment Obligation being due in accordance with the terms of the Term Sheet.

(b) Each Party will use its commercially reasonable best efforts to cause each of their respective Investors to execute, on or before March 31, 2003, a letter agreement (with this Settlement Agreement attached as an exhibit thereto) (the "Investor Letter Agreement") pursuant to which such Investor agrees that, in the case of an AX Investor, 'AsiaNetcom' (or any other legal entity established by such Investor to acquire the equity or other assets of AX pursuant to the terms and conditions of the AX Purchase Agreement), and, in the case of a GX Investor, 'New Global Crossing' (or any other legal entity established by such Investor to acquire the equity or other assets of GX pursuant to the terms and conditions of the GX Purchase Agreement), shall be obligated to assume this Agreement and the Definitive Agreements referred to herein, provided, however, that such obligation is conditioned upon, in the case of the AX Investors, the consummation of the transactions contemplated under the AX Purchase Agreement, and in the case of the GX Investors, the consummation of the transactions contemplated under the GX Purchase Agreement. In the event that the Investor Letter Agreement is not executed by all of the AX Investors or the GX Investors, as the case may be, on or before March 31, 2003, GX, in the case of the Investor Letter Agreement not being executed by all of the AX Investors by such date, and AX, in the case of the Investor Letter Agreement not being executed by all of the GX Investors by such date, may immediately thereafter exercise the Termination Right described under the second sentence of Section 4(b) above (it being understood that an exercise of such Termination Right by either Party under the foregoing circumstance shall have the same effects and consequences, and afford each Party the same rights, duties and obligations, as provided under the second and third sentences of Section 4(b) above).

As used herein, the following terms shall have the following meanings:

                    (i) 'JPLs' shall mean those certain Joint Provisional Liquidators appointed by the Supreme Court of Bermuda in each of the joint provisional liquidations of AX and GX under the Bermuda Companies Act 1981.

                    (ii) 'Investors' shall mean, in the case of AX, Asia Netcom
                         Corporation Limited, party to that certain Share and Asset Purchase Agreement, dated as of November 17, 2002, between AX and Asia Netcom Corporation Limited (the "AX Purchase Agreement"), and in the case of GX, Hutchinson Telecommunications Ltd. and Singapore Technologies Telemedia PTE Ltd., both of whom are parties to that certain Purchase Agreement, dated as of August 9, 2002, by and between Hutchinson Telecommunications Ltd. and Singapore Technologies Telemedia PTE Ltd., the JPLs, GX and Global Crossing Holdings Ltd. (the "GX Purchase Agreement"; and, together with the AX Purchase Agreement, the "Purchase Agreements").

     10.  Representations and Warranties.

          (a) Legal Capacity to Contract. Subject to approval of this Settlement Agreement by the Bankruptcy Court by virtue of a Final Order and approval of the JPLs and Investors, each Party represents that it has the requisite power, authority and legal capacity to make, execute, enter into and deliver this Settlement Agreement and to fully perform its duties and obligations under this Settlement Agreement, and that neither this Settlement Agreement nor the performance by the Parties of any duty or obligation under this Settlement Agreement will violate any other contract, agreement, covenant or restriction by which the Parties are bound other than any such violation by GX that would not have a material adverse effect on AX or AX's business following the Final Effective Date or any such violation by AX that would not have a material adverse effect on GX or GX's business following the Final Effective Date.

          (b) No Prior Interests. AX represents that no AX Entity has transferred or assigned to any party not controlled by such AX Entity any Claim being released or compromised pursuant to this Settlement Agreement, and AX shall indemnify the applicable released Person from and against any third party claim asserting such a transfer or assignment of any such Claim. GX represents that no GX Entity has transferred or assigned to any party not controlled by such GX Entity any Claim being released or compromised pursuant to this Settlement Agreement, and GX shall indemnify the applicable released Person from and against any third party claim asserting such a transfer or assignment of any such Claim.

          (c) No Undisclosed Inducements. Each Party represents that it has executed and entered into this Settlement Agreement in reliance solely upon its own independent investigation and analysis of the facts and circumstances, and that no representations, warranties, or promises other than those set forth in this Settlement Agreement were made by the other Party or any employee, agent or legal counsel of such other Party to induce said Party to execute this Settlement Agreement.

          (d) No Admission of Liability. The execution of this Settlement Agreement by either Party does not constitute, imply or evidence the truth of any claim, the admission of any liability, the validity of any defense or the existence of any circumstances or fact, which could constitute a basis for any claim, liability or defense, other than for the purpose of enforcing the terms and provisions of this Settlement Agreement.

     11. Cooperation. Each Party agrees to cooperate, to a reasonable extent, with the other Party for the purpose of pursuing claims against third parties in connection with their chapter 11 cases (in each case at the reasonable expense of the Party pursuing the applicable claim).

     12. Events of Default. In the event of an Event of Default, the non defaulting Party may, in addition to, and not in lieu of, whatever other rights and remedies it may have under law or equity, seek specific performance against the defaulting Party from the Bankruptcy Court, on no less than five days written notice; provided, however, that the non-defaulting Party shall be able to seek immediate relief from the Bankruptcy Court on less notice provided that it gives as much written notice as the Bankruptcy Court finds to be necessary and appropriate under such circumstances. The following events constitute an "Event of Default" under this Settlement Agreement:

          (a) any representation or warranty made by either Party under this Settlement Agreement shall prove to have been incorrect in any material respect when made; or

          (b) either Party shall fail to perform or observe any other material term, covenant or agreement contained in this Settlement Agreement, including, but not limited to, (i) AX's failure to pay any undisputed amount(s) due and owing to GX pursuant to this Settlement Agreement as and when required to be made hereunder or
               (ii) either Party's failure to perform its obligations under
               Section 2 above in any material respect..

     13. Miscellaneous.

          (a) The terms of this Settlement Agreement may be modified only pursuant to a signed agreement between the Parties.

          (b) This Settlement Agreement may not be assigned by any Party (each, an "Assignor") without the prior written consent of the other Party, which consent shall not be unreasonably withheld, delayed or conditioned, provided, however, (i) AX may assign this Settlement Agreement, without the consent of GX, to its Investors or any entity created in connection with the transactions contemplated by the AX Purchase Agreement (provided, that (A) such entity is capable of fully performing AX's obligations hereunder and actually assumes all of such obligations and (B) each of AX's Investors has executed the Investor Letter Agreement in accordance with the terms and conditions hereof), and (ii) GX may assign this Settlement Agreement, without the consent of AX, to its Investors or any entity created in connection with the transactions contemplated by the GX Purchase Agreement (provided, that (A) such entity is capable of fully performing GX's obligations hereunder and actually assumes all of such obligations and (B) each of GX's Investors has executed the Investor Letter Agreement in accordance with the terms and conditions hereof).

               Subsequent to the assignment of this Settlement Agreement by an Assignor in accordance with the terms and conditions set forth in the immediately preceding sentence, and other than with respect to the obligations set forth in Section 5 hereof, such Assignor shall not be bound by any of the obligations, liabilities or restrictions provided for under this Settlement Agreement.

          (c)  Except for any existing confidentiality agreement referred to in
               Section 7, this Settlement Agreement represents the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior and/or contemporaneous agreements and understandings, written or oral, between the Parties with respect to the subject matter hereof.

          (d) Any of the provisions of this Settlement Agreement may be waived by the Party entitled to the benefit thereof, but no Party shall be deemed, by any act or omission, to have waived any of its rights or remedies thereunder unless such waiver is in writing and signed by the waiving Party, and then only to the extent specifically set forth in such writing, and a waiver with reference to one event shall be not be construed as continuing or as a bar to or waiver of any right or remedy as to a subsequent event.

          (e) Nothing express or implied in this Settlement Agreement is intended to confer, nor shall anything herein confer, upon any Person other than the GX Entities and the AX Entities and their respective successors or permitted assigns, any rights, remedies, obligations or liabilities whatsoever.

          (f) This Settlement Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

          (g) This Settlement Agreement shall be governed by the internal laws of the State of New York without regard to its choice or conflict-of-laws principles. The Parties hereby consent to the exclusive jurisdiction of the Bankruptcy Court for final resolution of any dispute arising out of or in connection with this Settlement Agreement. This Settlement Agreement may be delivered by facsimile transmission of an executed counterpart signature page hereof, and after attachment of such transmitted signature page to a copy of this Settlement Agreement, such copy shall have the same effect and evidentiary value as copies delivered with original signatures. Any Party delivering this Settlement Agreement by facsimile transmission shall deliver to the other Parties, as soon as practicable after such delivery, an original executed counterpart signature page of this Settlement Agreement.

          (h) It is the intention of AX and GX that all direct or indirect subsidiaries of each shall be deemed to be included as Parties to this Settlement Agreement, in each case to the extent that they are AX Entities or GX Entities, as applicable. In furtherance of the foregoing, to the extent that:

                    (i) any subsidiary of AX has any Claim against a Person
               which would have been released and discharged under Section 5 were it AX's Claim, then AX agrees to procure a release from any such subsidiary, in substantially the form set out in Section 5 of this Settlement Agreement, of such Claim and AX, and/or its successors or assigns, will indemnify and hold harmless the Person who was the subject of such Claim from any and all claims, costs, losses, suits, proceedings, judgments, reasonable out-of-pocket expenses and damages arising out of such Claim; and

                    (ii) any subsidiary of GX has any Claim against a Person
               which would have been released and discharged under Section 5 were it GX's Claim, then GX agrees to procure a release from any subsidiary, in substantially the form set out in Section 5 of this Settlement Agreement, of such Claim and GX, and/or its successors or assigns, will indemnify and hold harmless the Person who was the subject of such

               Claim from any and all claims, costs, losses, suits, proceedings, judgments, out-of-pocket expenses and damages arising out of such Claim.

          (i)  intentionally omitted

          (j) Notwithstanding anything stated herein to the contrary, for all purposes of this Settlement Agreement, (i) AX and its subsidiaries and affiliates shall not be deemed to be subsidiaries or affiliates of GX, (ii) GX and its subsidiaries and affiliates shall not be deemed to be subsidiaries or affiliates of AX and (iii) Pacific Crossing Ltd. and its subsidiaries and SCS (Bermuda) Ltd., PC Landing Corp., Pacific Crossing UK Ltd. and PCL Japan Ltd. shall not be deemed to be subsidiaries or affiliates of AX or GX.

          (k) This Settlement Agreement shall inure to the benefit of the Parties and their respective subsidiaries, affiliates, successors and permitted assigns, including but not limited to any chapter 11 or chapter 7 trustee that may be appointed in the chapter 11 cases of AX and its debtor subsidiaries or GX and its debtor subsidiaries and shall be binding upon any trustee, party, entity or other fiduciary that may be appointed in connection with such chapter 11 cases whether under chapter 7 or chapter 11 of the Bankruptcy Code.

          (l) The section and subsection headings and titles contained in this Settlement Agreement are included for convenience only, shall be without substantive meaning or content of any kind whatsoever, and are not a part of the agreement between the Parties. Any reference in this Settlement Agreement to any "Section" refers, unless the context otherwise indicates, to a section of this Settlement Agreement.

          (m) All notices required under this Settlement Agreement shall be required to be given to:

     If to GX:         c/o Global Crossing Group
                       7 Giralda Farms
                       Madison, NJ  07940
                       Attention: Chief Operating Officer

     with a copy to:   c/o Global Crossing Group
                       7 Giralda Farms
                       Madison, NJ  07940
                       Attention: Office of the General Counsel

                       and

                       Weil, Gotshal & Manages LLP
                       767 Fifth Avenue
                       New York, New York 10153
                       Attention: Michael F. Walsh, Esq.

     If to AX:         Asia Global Crossing Ltd.
                       11150 Santa Monica Boulevard, Suite 400
                       Los Angeles, California 90025
                       Attention: Office of the General Counsel

     with a copy to:   Friedman Kaplan Seiler & Adelman LLP
                       1633 Broadway
                       New York, New York 10019
                       Attention: Marc N. Epstein

          (n) Any amounts required to be paid by AX to GX under this Settlement Agreement shall be in U.S. dollars and in immediately available funds. Such funds should be wired in accordance with the following wire instructions:

                            Citibank NA, 111 Wall Street NY
                                 ABA: 021 000 089

                                 Swift: CITIUS33
                            Account number: 10921671
                 Account name: Bank of Bermuda Limited, BBDABMHM

     Further credit to: Global Crossing Network Center Ltd., in provisional liquidation
                            Account number: 1800 4749

          (o) Each of the Parties shall, at any time and from time to time after the date hereof, fairly and in good faith, do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney, receipts, acknowledgements, acceptances, agreements, and assurances as may be reasonably required to procure for each of the Parties and their respective successors and assigns, the consideration to be delivered to them as provided for herein or otherwise to carry out the intent and purposes of this Settlement Agreement or to consummate any of the transactions contemplated hereby.

                      [signature pages follow on next page]

     If you are in agreement with the terms of this Settlement Agreement, please execute one copy in the space provided below and return it to the undersigned.

                                       Very truly yours,

                                       ASIA GLOBAL CROSSING LTD. (in provisional liquidation)


                                       By   s/ Mark Simpson
                                          --------------------------------------
                                       Name:  Mark Simpson
                                       Title: SVP & CIO


Accepted and agreed
as of the date hereof:

GLOBAL CROSSING LTD. (in provisional liquidation)


By  s/ Mitchell Sussis
   ---------------------------------
Name:  Mitchell Sussis
Title: Vice President

                                                                       EXHIBIT A

Purpose

     1. The data to be delivered by GX to ANC under the Settlement Agreement will not be able to be delivered in its entirety on April 1 due to no fault of either party. Specifically this is the ANC data from the SAP, Alcatel NMS, Clarify and Metasolv systems.

     2.   The expected timing of these four data deliverables are:

               .    Clarify and Metasolv - April 15,
               .    SAP - mid May,
               .    Alcatel NMS - on separation and transition of the Layer 2
                    Alcatel Network

     3. In recognition of this delay GX and ANC intend to amend the terms and conditions of the Settlement Agreement and Term Sheet executed 5 March as follows.

Amendments to the Settlement Agreement and Term Sheet:

     1. On April 1, 2003 (or as soon as the data is ready for transfer) a conference call will take place between ANC and GX with legal and business member participation where:

               a. GX will confirm that all of the ANC data (except SAP, Alcatel NMS, Clarify and Metasolv) and documents and hardware in Schedule IA are ready to be transferred or have already been provided to ANC.
               b.   ANC will confirm that it is ready to release $2.0M cash
               c. ANC and GX will confirm that the GMS contract has been signed and signature pages exchanged
               d. GX will release the data to ANC by way of a secure access FTP site or similar
               e. GX will release the hardware and documents from the GNOC to ANC's designated shippers [Note: there is a possibility that the release of these documents and hardware will need to await Layer 1 network separation and transition in mid-April as the equipment and data is being utilized. If that is the case then these deliverables will be released by GX as soon as is practically possible and the failure to provide the documents and/or hardware on 1 April will not impact this first payment and provision of the remaining data contemplated by this point 1.]
               f.   ANC will wire the $2.0M cash to GX

     2. On or about April 15, 2003 a conference call will take place between ANC and GX with legal and business member participation where:

               a. GX will confirm that Clarify and Metasolv data is ready to be transferred
               b. If it has not already been provided GX will confirm that the GNOC held documents and hardware in Schedule IA are ready to be released
               c.   ANC will confirm that it is ready to release $0.3M cash
               d. GX will release the data to ANC by way of a secure access FTP site or similar
               e. If not already provided GX will release the hardware and documents from the GNOC to ANC's designated shippers
               f.   ANC will wire the $0.3M cash to GX

     3. Based on the agreed project plan for the extract of data from the SAP system GX will deliver the SAP data early May with the following understanding:

               a.   ANC will meet its task commitments per the project plan
               b.   GX will meet its task commitments per the project plan
               c. GX will provide the SAP data by way of the extract process specified by ANC
               d.   On receipt of that data ANC will wire $0.2M cash to GX
               e. ANC will, within 4 days of receipt, confirm that the data is Accepted or requires specific remedy. Failure to advise GX of any default in the data within this 4-day period will be deemed to be acceptance.
               f. The data acceptance standard to be utilized by GX and ANC in determining acceptance of the provided SAP data will be as follows:

                         i. During the data definition stage, GX and ANC will mutually agree on the exact record layout and field sizes for each record. Sample files will be transmitted to ANC to be reviewed within 3 days. Upon mutual agreement, GX will proceed to extract the data and deliver on the required date.
                         ii. ANC will assess the data and accept it providing the following tests are met:

                              .    All fields are populated with the
                                   agreed-upon type of information
                              . Mutually-agreed upon record formats were upheld
                              . Number of accounts received matches what was sent
                              . Data was the most timely (the most current to the date of extracting the data)

               g. On acceptance of the data ANC will make available $0.5M of the EAC Credit (out of the $3M EAC credit in the Term Sheet)
               h. The remaining EAC Credit ($2.5M) will be available to GX consistent with existing provisions of the Settlement Agreement
               i. Receipt of the SAP data, assuming all other data (except the Alcatel NMS) has been received, will meet the requirement for substantial completion of GX's obligations as regards data provision

     4. The Alcatel NMS data will be delivered once the Layer 2 separation occurs (targeted timing to be determined in the Technical Transition/Separation Plan). Failure to deliver this data until this occurs will not be considered a failure of GX to achieve substantial completion of its data delivery obligations.

     5. The $1M payment tied to the Definitive Agreements described in the Term Sheet phase 2 will be honored as described in the Settlement and has been clarified to:

               a. be targeted for April 15 as the completion date for the Definitive Agreements. To achieve this ANC committed to provide the 1st draft of the CPA by March 31
               b. $1M payment targeted for April 15 but will actually occur on completion of the Definitive Agreements.

               [Note: ANC is not sure that the "commentary" in this point 5. actually requires or constitutes an amendment to the Settlement Agreement as it does not change any of the existing obligations of the parties and is more explanatory in nature. ANC and GX counsel should determine what is appropriate in their drafting of the final side-letter]

     6.   All other terms in the Settlement stay as is

                                                                       Exhibit B

Going forward each party (the "Providing Party") will (i) reasonably cooperate with the other party (the "Requesting Party") with respect to the Financial Reporting Accommodations (defined below) (it being acknowledged and agreed (in furtherance, and not in limitation, of any of the other qualifications provided for under this provision) that under no circumstances will the obligation to "reasonably cooperate" entail the execution or delivery by the Providing Party or any of its current or former officers, directors or employees of a "management representation letter" or any other certification, representation or statement regarding the Financial Reporting Accommodations), and, (ii) upon reasonably noticed requests, (x) provide the Requesting Party with such historical financial information and documents relating to the Providing Party and its controlled (and, with respect to Pacific Crossing Ltd. and its subsidiaries, uncontrolled) subsidiaries that are maintained by the Providing Party in its existing data and records, (y) provide to the Requesting Party reasonable access to the Providing Party's personnel and (z) make requests of the Providing Party's current and former public accountants to provide access to their directly relevant work papers and other similar information retained by them in respect of the Providing Party (it being understood that (A) the Providing Party in no way guaranties an affirmative response to such requests and shall have no liability whatsoever in favor of the Requesting Party in the event the applicable public accounting firm refuses such requests or accepts such requests in a qualified or partial form and (B) to the extent the applicable public accounting firm is willing to provide the applicable Financial Reporting Accommodations subject to (I) an indemnification or similar undertaking by the Providing Party or any of its affiliates in connection with the delivery by such public accounting firm of such Financial Reporting Accommodations or (II) any other commitment or undertaking on the part of the Providing Party which creates contingent liability for such Providing Party in connection with the delivery by such public accounting firm of such Financial Reporting Accommodations, the Providing Party shall be under no obligation to accede to such undertaking or commitment (though the Requesting Party may, in its sole discretion, itself elect to satisfy or attempt to satisfy, pursuant to an arrangement between the Requesting Party and such public accounting firm which imposes no contingent liability on the Providing Party, the public accounting firm's requirement of an indemnity or other undertaking or commitment in connection with its delivery of the Financial Reporting Accommodations)) (such information, documents, cooperation and access, the Providing Party's "Financial Reporting Accommodations"), in all cases solely to the extent that the applicable Financial Reporting Accommodation is reasonably necessary for the Requesting Party to prepare financial statements, including in connection with the Requesting Party's preparation of audited or unaudited financial statements for periods prior to 2003; provided, in each instance, that (i) the Providing Party's Financial Reporting Accommodations can be provided in a manner which does not unreasonably interfere with such party's operations or other business affairs (including, without limitation, to the extent applicable to GX or AX, the expeditious administration of such entity's estate or the expeditious distribution of its assets); (ii) the Requesting Party shall fully reimburse the Providing Party for both reasonable out-of-pocket expenses (including without limitation reasonable professional fees) incurred, and compensate the Providing Party for the length of time (calculated at a reasonable rate) expended by the Providing Party's employees, in providing the Providing Party's Financial Reporting

Accommodations; and (iii) the Providing Party shall be required to make Financial Reporting Accommodations to the Requesting Party only to the extent that the Providing Party continues to have adequate staff and other resources (as such staff and other resources exist as of the date of the request) available to do so (it being understood that if the Providing Party does not have the adequate staff to do so it will reasonably cooperate with the Requesting Party if the Requesting Party desires to hire or otherwise retain the assistance of former Providing Party staff or other persons to assist the Providing Party in satisfying the Financial Reporting Accommodations, it being further understood that (x) under no circumstances will the Providing Party have any liability in respect of such hirees or other individuals engaged or retained by the Requesting Party in respect of salary, benefits, taxes or otherwise, (y) the Requesting Party shall fully indemnify and hold harmless the Providing Party for any liabilities incurred by the Providing Party in connection with any acts or omissions of such hirees or other individuals engaged or retained by the Requesting Party (in each case other than with respect to acts or omissions which stem from any period prior to such hirees' or other individuals' engagement or retention by the Requesting Party in connection with the Financial Reporting Accommodations) and (z) the Providing Party may, on an individual basis, refuse to permit such hiree or other individual engaged by the Requesting Party access to its records or facilities if it has a reasonable basis for doing so, e.g., such individual is also an employee of a competitor or providing such access will compromise, impair or trigger the waiver of applicable legal privileges or the protection of the attorney work-product doctrine); (iv) in the event the Providing Party is AX, the Providing Party shall not be required to make Financial Reporting Accommodations to the Requesting Party after the later of (x) the effective date of AX's chapter 11 Plan of Reorganization and (y) the six-month anniversary of the Provisional Effective Date; (v) in the event that the Providing Party is Asia Netcom Corporation Limited ("ANC"), the Providing Party not be required to make Financial Reporting Accommodations to the Requesting Party if the Requesting Party makes a request therefor on or after June 30, 2004; (vi) in the event that the Providing Party is GX, GX shall be required to make Financial Reporting Accommodations to the Requesting Party through the effective date of its Plan of Reorganization; (vii) in the event that the Providing Party is New Global Crossing (as that term is used in GX's Plan of Reorganization) the Providing Party shall not be required to make Financial Reporting Accommodations to the Requesting Party if the Requesting Party makes a request therefor on or after June 30, 2004; (vii) all Financial Reporting Accommodations provided by the Providing Party to the Requesting Party pursuant to this provision shall be on an "as is, where is" basis and the Requesting Party acknowledges and agrees that no representations are being made by the Providing Party regarding the accuracy, completeness or sufficiency of such Financial Reporting Accommodations; (viii) the Providing Party shall be under no obligation to provide any Financial Reporting Accommodation to the Requesting Party if such provisioning would cause the Providing Party to violate any applicable laws or regulations, breach any contractual or other legal obligations in favor of a third party or forfeit, breach or otherwise compromise, impair or trigger the waiver of any applicable legal privileges relating to such Financial Reporting Accommodation or any applicable attorney work-product protection relating to such Financial Reporting Accommodation; (ix) the Providing Party shall only have to provide Financial Reporting Accommodations to the

Receiving Party to the extent the applicable Financial Reporting Accommodation is in the possession or control of the Providing Party at the time the request is made; (x) in the event that the Providing Party is ANC, other than as set forth in the proviso immediately below, the Providing Party shall not be obligated to provide any Financial Reporting Accommodations to the Requesting Party until the Requesting Party's transition obligations with respect to the financial information data transfer (including without limitation in respect of SAP) contemplated under Schedule I-A of the Settlement Agreement have been fully satisfied; provided, however, that ANC shall not be relieved of its obligations hereunder in the event that the reason that the Requesting Party is unable to satisfy such transition obligations can be reasonable attributed to ANC's failure to satisfy its related obligations that are required in order for the Requesting Party to so satisfy such transition obligations; and (xi) the Providing Party shall have no obligations under this provision if, at the time of a request, the Requesting Party is in material breach of the Settlement Agreement.

                                   Term Sheet
                                     between
                          Global Crossing Limited (GX)
                                       and
                        Asia Global Crossing Limited (AX)

All defined terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Settlement Agreement.

Phase 1

..    AX pays GX $2.5M (the "Phase I Payment Obligation") upon substantial completion (as mutually determined by the Parties in their reasonable discretion) by GX of GX's delivery obligations under Schedule I-A which are targeted to be completed by April 1, 2003 (the "Phase I Delivery Obligation"); the foregoing is in consideration of GX providing Interim Services (and reimbursement of insurance) to AX until March 31, 2003

..    The $0.5M paid to GX on November 22, 2002 is applied to the net access amount for local loop due to GX for pending circuits orders submitted by each party to the other through 11/15/02. Should there be any credits remaining from this prepayment AX shall be entitled to apply them to other circuit costs charged by GX.

..    During the transition period, AX pays GX for additional out-of-pocket costs and expenses of transition. Such costs and expenses to be paid by AX either to (i) GX upon submission of proof of expenses charged by third party (subject to pre-approval of third-party cost estimates by AX) or (ii) the applicable third party provided that in the case of (ii), AX has contracted directly with the third party for the provision of services.

..    AX & GX agree to provide telecom services to each other until December 31,
     2003 (subject to extension for GX to draw EAC Credit) on the following terms

     .    prices are attached as Schedules 1 and 2 hereto and made a part hereof

     . new circuits provisioned through 12/31/03 may have up to 12-month term as nominated by the ordering party

     . payment terms 30 days paid in advance for on-net and off-net services and 90 days security deposit for off-net services (including, but not limited to, local access charges); provided, however, that, upon emergence by either party from bankruptcy, mutually agreed market-based payment terms will apply to services purchased by such party

     . applies to all new orders (on-net & off-net) received on or after November 15, 2002

..    On January 1, 2003, GX/AX begin invoicing each other for all existing on-net and off-net services (including, but not limited to, local access charges) at scheduled prices for on-net and off-net services and at cost for local access charges (i.e., revenue shred no longer applies); costs incurred by AX/GX under revenue shred model through 12/31/02 mutually released under Settlement Agreement. Payment terms with respect to existing on-net and off-net services (including, but not limited to, local access charges) will be negotiated as part of the MSAs and CSAs.

..    All payments for circuits (new or existing) traversing PC-1 will be paid directly to PCL by the parties that order the circuits

..    AX & GX mutually release all non-compete & exclusivity conditions upon approval of Settlement Agreement by each of AX and GX's respective bankruptcy courts, subject to AX & GX continuing to honor respective confidentiality obligations.

..    AX contracts for EAC wet maintenance with GMS for 1 year effective March 1,
     2003 ($9M p.a. plus $2.5M deferral with GMS to have right of first refusal for the 2nd year at market price) based on terms defined and attached at Annex B and cooperates with GMS obtaining a wet maintenance contract from PCL. AX agrees that GX may deploy the Wave Venture for third party work in Sumatra on an interruptible basis

..    AX to provide (i) a $3M credit (EAC Credit), available at or at any time after the substantial completion of transition and separation as defined by AX and GX together, and (ii) a up to $10 million CPA (EAC Discount) at a discount of 30% to market based prices and available on or at any time after the substantial completion of transition and separation as defined by AX and GX together, in each case of (i) and (ii) above, for capacity /services on EAC (subsea only) to be used on new circuits at market based prices and to provide associated backhaul at cost; OA&M costs for IRUs on EAC to be 4% of the market based IRU price.

..    AX to move to its own financial and billing systems on January 1, 2003 and
     GX will co-operate and provide AX with its data held by GX to enable AX to operate its own financial and billing systems. Going forward each party will provide the other with all information necessary for statutory reporting.

..    Mutual cooperation regarding regulatory approvals

..    Good Faith negotiations of Definitive Agreements

..    All agreements and undertakings referred to in Phase 1 of this Term Sheet constitute enforceable contractual commitments (after bankruptcy court, JPL and Investor approvals) and are not contingent upon the execution of any of the Definitive Agreements; notwithstanding the foregoing, assuming the Phase I Delivery Obligation is satisfied, the Phase I Payment Obligation constitutes an enforceable contractual commitment, regardless of whether the Definitive Agreements are ever executed and regardless of whether or not the Final Effective Date occurs.

..    GX agrees that, for a period of three years after approval of Phase 1 agreements, neither GX, nor any affiliate, subsidiary, successor or assign of GX, will use, or enter into any agreement or license with any other person or entity that would provide such person or entity the right to use the name "Asia Global Crossing Limited"; provided, however, that nothing contained herein shall limit in any way GX's right to use the name "Global Crossing" and/or any similar or related names or marks in Asia or any other part of the world.

..    AX may continue to use the name or mark "Asia Global Crossing Limited"
     until June 30, 2003 and will thereafter be precluded from using such name or mark and/or any similar or related name or mark; provided, that, (i) for a period of time beginning on June 30, 2003 and ending 180 days thereafter, AX and its affiliates, subsidiaries, successors and/or assigns agree that a disclaimer will be inserted in any formal contracts and sales or marketing materials using the "Asia Global Crossing Limited" name or mark and/or any similar or related name or mark to the effect that such entities, regardless of their formal or d/b/a name, are not affiliated with GX or any of its affiliates, subsidiaries, successors and/or assigns , (ii) with respect to the letterhead, business cards or signage of AX containing the "Asia Global Crossing Limited" name or mark, so long as AX continues to use commercially reasonable efforts to remove such items from the chain of commerce, it may continue to use such items for a reasonable period of time after June 30, 2003, but in no event shall such period extend beyond August

     1, 2003, and (ii) neither AX, nor any affiliate, subsidiary, successor or assign of AX, will use or enter into any agreement or license with any other person or entity that would provide such person or entity the right to use the name or mark "Asia Global Crossing Limited" and/or any similar or related names or marks.

Phase 2:

..    AX pays GX $1.0M upon signature of the Definitive Agreements; $500,000 of this amount will be applied to Interim Services, insurance and capacity credits as described in Annex A through April 30, 2003 and $500,000 of this payment will be in consideration of the release of Claims under Section 5 of the Settlement Agreement.

..    GX shall have the right to purchase equipment/software (if assignable) that
     AX deems surplus at FMV, including, but not limited to, surplus Lucent Frame-Relay Equipment, IP Cards and Nortel Shasta Boxes

..    AX and GX agree to provide telehouse collocation for each other's equipment and to interconnect other carriers' services both at market based prices

..    The parties agree to target the date that is four weeks from the date of final Bankruptcy Court approval of the Settlement Agreement as the date by which they will have completed negotiations and executed the transition and separation plan/agreement, such plan/agreement to target substantial completion of transition and separation by the 60th day after the execution of such plan/agreement (recognizing that prudent transition planning may require some activities to continue beyond such date)

..    The parties agree to target the date that is four weeks from the date of final Bankruptcy Court approval of the Settlement Agreement as the date by which they will have completed negotiations and executed the Master Services Agreement and the Carrier Services Agreement for new and existing services

..    AX pays GX additional $1.0M at agreed milestone date to be specified in the transition and separation plan/agreement as reflecting "substantial completion" of transition and separation in consideration of the release of Claims under Section 5 of the Settlement Agreement. (Should transition and separation not be completed by this time, the parties agree to extend the relevant arrangements under the same terms and conditions as described in Annex A until such time as the transition and separation are completed but in any event no later than July 31, 2003.)

ANNEX A

..    The agreed charge for Interim Services will be, through April 30, 2003,
     $460K per month, plus an additional $40K payable per month deemed to be in reimbursement of insurance premiums. Beginning in May, 2003, the agreed charge for Interim Services will depend on AGC's actual use of such services, but will not be more than $460K or less than $350K per month. To the extent for any such month the actual use of Interim Services is less than $460K, up to $110K can be used by AGC as a credit for GX on-net capacity; once AGC has its own insurance (expected in March, 2003), up to an additional $40K per month can be used by AGC as a credit for GX on-net capacity, but in no event will the amount of the GX on-net capacity credit accrued for any month be greater than $150K.

ANNEX B

Amendment to "Marine and Maintenance Services Agreement between EAC (East Asia Crossing) and GMSL (Global Marine Systems Limited) dated 22nd July, 2002.

The following two changes are agreed:

Payment and Terms

ANNEX F

Standing Charge, TABLE A

     The initial agreement is for one year ("Year 1"). After Year 1, Global Marine will be entitled to first refusal of continuing to provide the Marine and Maintenance Services to EAC for a further period of one year ("Year 2") subject to the Global Marine terms and conditions for any renewal being market competitive with regard both to price and quality of service.

     The Fee for Year 1, the Invoiceable Fee will be $9.000 million, payable according to Article 9, the terms of which remain unchanged.

     If EAC elects to renew for Year 2, the same terms and conditions shall apply and the Invoiceable Fee will be no greater than $9.000 million payable according to Article 9, the terms of which remain unchanged.

     For the avoidance of doubt, and as stated in the Agreement, this Annual Standing Charge is inclusive of all repairs in water depths greater than 20m.

     An option is available to mutually agree to extend the agreement, according to the agreed escalation formula, for Years 3, 4 and 5.

     Article 7 to be amended to include for an initial fixed term of 1 year, commencing 1st March, 2003. All earlier claims and costs between GM and EAC will be waived between the Parties as part of the overall GX/AGX Settlement and Agreement.

     For the whole of Year 1, a deferred amount of $2.5million, invoiceable on the last day of the agreement, and payable according to terms of Article 9, will apply, unless this has been offset through additional contracted maintenance revenues secured subsequent to March 6, 2003 utilizing the allocated EAC ships and within their footprint. Provided the applicable revenue is in excess of $4 million for that year the offset would be set at 25% of the applicable Gross Revenue secured, which will be subject to audit by EAC. Should the agreement be extended as a result of the exercise of the Global Marine right of first refusal the deferred amount will be rolled over to the end of Year 2, with the continuing offset being available, and the invoice date being also extended. Other similar related GMSL revenues can also be considered for offsetting against this deferred amount, following specific case discussion with EAC, where they may exercise the power of veto in these specific cases. Should the agreement be further extended the deferred amount may continue to be rolled over and should the agreement be extended to a full 5 years, the remaining deferred amount will be forgiven.

Allocation of Vessels to the Agreement

     In addition, GMSL commits to not changing any of the vessels engaged in the execution of the contract, without prior consultation with EAC, and providing a minimum of 30 days notice of any such change. Any such replacement must be at least equivalent in all respects in the ability of the platform to execute the works under this agreement.

                         ASIA NETCOM CORPORATION LIMITED
                        9/F Building A, Corporate Square
                             No. 35 Financial Street
                  Xicheng District, Beijing 100032, P.R. China

                                 March 28, 2003

Global Crossing Ltd.
Seven Giralda Farms
Madison, New Jersey 07940

Asia Global Crossing Ltd.
11150 Santa Monica Boulevard, Suite 400
Los Angeles, California 90025

          Re: Modifications Regarding Settlement Agreement

     Reference is made to (i) the Letter Agreement (together with the Term Sheet (defined below), the "Settlement Agreement"), dated as of March 5, 2003, between Global Crossing Ltd. ("GX") and Asia Global Crossing Ltd. ("AX"), the predecessor in interest under the Settlement Agreement to Asia Netcom Corporation Limited ("ANC"), (ii) the first bullet point (the "First Bullet Point") under "Phase I" of the Term Sheet (the "Term Sheet") attached thereto as Exhibit A and (iii) the tenth bullet point (the "Tenth Bullet Point") under "Phase I" of the Term Sheet. Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Settlement Agreement.

     This Letter Agreement (this "Letter Agreement") (i) confirms the agreement of the Parties regarding the terms and conditions of the timing and breakdown of the Phase I Payment Obligations described under the First Bullet Point and (ii) clarifies and amplifies the obligations of the Parties in connection with the last sentence of the Tenth Bullet Point. Accordingly, each of GX, AX and ANC agrees that this Letter Agreement and the modifications to the Settlement Agreement provided for herein are intended to assist in the implementation of the First Bullet Point and the Tenth Bullet Point only and in no other way affect, diminish, modify, limit or terminate the other terms of the Settlement Agreement or GX's, AX's or ANC's rights, duties and obligations with respect thereto. As amplified hereby, each of GX, AX and ANC ratifies and confirms the terms and conditions of the Settlement Agreement.

     In view of the foregoing, each of GX, AX and ANC agrees as follows:

     1. The Term Sheet is hereby modified to insert the complete text of Exhibit A hereto (the "Exhibit A Text") immediately underneath the first paragraph (the "First Bullet Point First Paragraph") of the First Bullet Point. To the extent there exists any conflict or inconsistency between the Exhibit A Text and the First Bullet Point First Paragraph, the terms of the Exhibit A Text shall prevail and control.

     2. The Term Sheet is hereby modified to insert the complete text of Exhibit B hereto immediately underneath the first paragraph of the Tenth Bullet Point.

                            [signature page follows]

     Kindly acknowledge your agreement to the foregoing terms by executing this Letter Agreement in the space provided below.

                                                 Very truly yours,

                                                 ASIA NETCOM CORPORATION LIMITED


                                                 By:
                                                     ---------------------------
                                                        Name:
                                                        Title:

Acknowledged and Agreed

GLOBAL CROSSING LTD.


By:  s/ Mitchell Sussis
    --------------------------------------
       Name:  Mitchell Sussis
       Title: Vice President


ASIA GLOBAL CROSSING LTD.


By:  s/ Charles Carroll
    --------------------------------------
       Name:  Charles Carroll
       Title: General Counsel